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                                                                    Exhibit 23.1





                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-44921) and in the related Prospectus pertaining to the Community First Bankshares, Inc. 1987 Stock Option Plan and in the Registration Statement (Form S-8, No. 33-48160) and in the related Prospectus pertaining to the Community First Bankshares, Inc. 401(k) Retirement Plan of our report dated January 25, 1996, except for Note 3, as to which the date is December 18, 1996, with respect to the supplemental consolidated financial statements of Community First Bankshares, Inc. included in the Current Report on form 8-K/A dated January 16, 1997.

Minneapolis, Minnesota
January 16, 1997

                                   Ernst & Young LLP